Exhibit 12.1

Randy J. Sparling

(612) 373-8425

Fax: (612) 338-4608

E-mail: rsparling@felhaber.com

September 24, 2018

Dakota REIT

3003 — 32nd Ave. S., Suite 250

Fargo, ND 58103

RE:                          Securities Offered under Post-Qualification Amendment on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Post-Qualification Amendment on Form 1-A pursuant to to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the continuation of the offering by Dakota Real Estate Investment Trust (the “Company”) of up to 166,040 of the Company’s Class A Voting Shares and 335,500 of the Company’s Class B shares (collectively, the “Shares”).

We have reviewed such documents and made such examination of the law as we have deemed appropriate to give the opinion set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the North Dakota law relating to Real Estate Investment Trusts, N.D.C.C. ch. 10-34 (which include reported judicial decision interpreting the same).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Subscription Agreements, forms of which are included in the Offering Statement as Exhibits 4.1 and 4.2 to the Offering Statement, the Shares will be validly issued and fully paid and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 of the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ Randy J. Sparling
Randy J. Sparling